INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Digital Ecosystems Corp.
(a Development Stage Company)

We consent to the use in Amendment No. 1 to the Registration Statement of Digital Ecosystems Corp. (a Development Stage Company) on Form SB-2/A of our Auditors' Report dated June 30, 2004 on the Balance Sheets of Digital Ecosystems Corp. (a Development Stage Company) as of March 31, 2004 and 2003, and the related Statements of Operations, Stockholders' Equity (Deficiency) and Cash Flows for the years then ended and from inception on February 21, 2002 to March 31, 2004.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.

/s/ TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

November 2, 2004